UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  August 12, 2009

Exact name of registrant as specified in
Commission	its charter, address of principal executive	IRS Employer
File Number	offices and registrant’s telephone number	Identification Number
1-3198	Idaho Power Company	82-0130980
1221 W. Idaho Street
Boise, ID 83702-5627
(208) 388-2200

State or Other Jurisdiction of Incorporation: Idaho

None
Former name or former address, if changed since last report.

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

IDAHO POWER COMPANY
Form 8-K

ITEM 1.02     TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT.

Idaho Power Company (“IPC”) repaid its $170 million loan under a Term Loan Credit Agreement, dated as of February 4, 2009, among IPC, as borrower, JPMorgan Chase Bank, N.A., as administrative agent and lender, and Bank of America, N.A., Union Bank, N.A. and Wachovia Bank, National Association, as lenders.  The terms and conditions of the Term Loan Credit Agreement are described in IPC’s Annual Report on Form 10-K for the year ended December 31, 2008.  The term loan was due on February 3, 2010, but was subject to earlier payment if IPC remarketed the $49,800,000 Humboldt County, Nevada Pollution Control Revenue Refunding Bonds (Idaho Power Company Project) Series 2003 and the $116,300,000 Sweetwater County, Wyoming Pollution Control Revenue Refunding Bonds (Idaho Power Company Project) Series 2006.

IPC completed the reoffering of the pollution control bonds on August 20, 2009 and used the proceeds from the reoffering plus additional corporate funds to repay the term loan on August 25, 2009, at which time the Term Loan Credit Agreement was terminated.

Union Bank, N.A. serves as trustee under the indentures for the pollution control bonds.  J.P. Morgan Securities Inc., an affiliate of JPMorgan Chase Bank, N.A., was the purchaser and remarketing agent and affiliates of Bank of America, N.A. and Wachovia Bank, National Association were co-managers in connection with the reoffering of the pollution control bonds.

ITEM 8.01     OTHER EVENTS.

On August 12, 2009, IPC entered into a Multi-Year Tribal Water Rental Agreement (“Water Rental Agreement”) with the Shoshone-Bannock Tribal Water Supply Bank, acting through the Tribal Rental Pool Committee and the Fort Hall Business Council (“Tribal Water Supply Bank”).  Under the Water Rental Agreement, the Tribal Water Supply Bank will lease and deliver 45,716 acre-feet of storage water to IPC annually from the American Falls Reservoir above Milner Dam on the Snake River in southern Idaho.  The Water Rental Agreement is for a term of five years, beginning in the 2009 water season and terminating on October 12, 2013.  IPC’s payments over the five-year term of the Water Rental Agreement are expected to total approximately $10 million.

The scheduling of the annual releases of the leased water under the Water Rental Agreement will be at IPC’s sole discretion.  IPC will, however, notify and cooperate with the Tribal Water Supply Bank and the U.S. Bureau of Reclamation to implement any storage water release request.  IPC plans to take the annual water releases under the Water Rental Agreement prior to October 12 of each year during the term of the Water Rental Agreement, and IPC and the Tribal Water Supply Bank are expected to cooperate in ensuring that the leased water is delivered prior to October 12 of each year during the term of the agreement.  In the event that leased water is not delivered prior to October 12, any undelivered lease water will remain in, and be carried over for the benefit of, the Tribal Water Supply Bank’s storage account.  In addition, IPC’s payments under the Water Rental Agreement will be adjusted proportionately if the Tribal Water Supply Bank is unable to deliver the full annual quantity of water by October 12 of any year during the term of the agreement.  The released water will provide augmented water flows for IPC’s hydroelectric facilities on the Snake River, from American Falls dam downstream through the Hells Canyon Complex, thereby increasing the hydroelectric generation from those facilities.  The Water Rental Agreement and IPC’s obligations thereunder, are contingent upon acquisition of all approvals that may be required for the rental, release, delivery, and use of the leased water for hydroelectric purposes by IPC.

The Water Rental Agreement may be terminated by IPC or the Tribal Water Supply Bank (i) for any violation of breach of the Water Rental Agreement or (ii) if the terms of the Water Rental Agreement are inconsistent with any terms of its approvals, administration of the leased water or other applicable state or federal law, rule or regulation.  If the Water Rental Agreement is terminated, there will be an accounting of lease payments made by IPC and of lease water delivered by the Tribal Water Supply Bank at the time of termination.  The Water Rental Agreement provides that IPC will be responsible for payments for delivered lease water, but not for any leased water that remains undelivered at the time of termination.  If IPC has paid for any leased water that remains undelivered at the time of termination, the Tribal Water Supply Bank is expected to refund any payments for such undelivered lease water pursuant to the terms of the Water Rental Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  August 31, 2009

IDAHO POWER COMPANY

By:   /s/ Darrel T. Anderson
Darrel T. Anderson
Senior Vice President -
Administrative Services
and Chief Financial Officer